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                                                                    EXHIBIT 12.1

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                           SIX MONTHS
                                                         ENDED JUNE 30,
                                                      --------------------
                                                      2001           2002
                                                      ----           ----
Computation of Earnings:
  Income (loss) before income taxes and minority
   interests                                       $(153,591)      $(170,070)
  Add:
    Fixed charges (as computed below)                155,180         168,725
                                                   ---------       ---------
                                                   $   1,589       $  (1,345)
                                                   =========       =========

Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense                                 $  94,952       $ 103,510
  Amortization of deferred financing
   costs and discounts on long-term debt              44,878          49,197
  Interest component of operating lease
   expense                                            15,350          16,018
                                                    --------       ---------
    Fixed charges                                    155,180         168,725
  Preferred stock dividends                           39,770          40,966
                                                   ---------       ---------
    Combined fixed charges and preferred
     stock dividends                               $ 194,950       $ 209,691
                                                   =========       =========
Ratio of Earnings to Fixed Charges                        --              --
                                                   =========       =========
Deficiency of Earnings to Cover Fixed Charges      $ 153,591       $ 170,070
                                                   =========       =========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends                    --              --
                                                   =========       =========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock Dividends       $ 193,361       $ 211,036
                                                   =========       =========